               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                      PrimeSource Corporation
 .................................................................
          (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          [PRIMESOURCE CORPORATION LOGO]

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                -----------------


TO THE SHAREHOLDERS:

     The seventh annual meeting of shareholders of PrimeSource Corporation will be held at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on Tuesday, May 8, 2001 at 9:30 a.m., for the following purposes:

     1. To elect three directors to serve three-year terms.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 16, 2001 are entitled to notice of, and to vote at, this meeting.


                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Barry C. Maulding

                                         Barry C. Maulding
                                         Corporate Secretary


Pennsauken, New Jersey
April 6, 2001


                                    IMPORTANT

     Each shareholder is urged to sign and return promptly the accompanying proxy card in the enclosed postage-paid envelope.

                          [PRIMESOURCE CORPORATION LOGO]

                            Fairway Corporate Center
                              4350 Haddonfield Road
                                    Suite 222
                          Pennsauken, New Jersey 08109

                              ---------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2001
                              ---------------------


     This proxy statement, which was first mailed to shareholders on April 6, 2001, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PrimeSource Corporation (the "Corporation") to be voted at the annual meeting of the shareholders of the Corporation to be held at 9:30 a.m. on May 8, 2001 at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

                                     VOTING

         Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Corporate Secretary of the Corporation at Fairway Corporate Center, 4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey 08109; by submission of a proxy with a later date; or by a request in person to return the executed proxy. The cost of solicitation of proxies will be borne by the Corporation.

     Under the Pennsylvania Business Corporation Law, the election of the Corporation's directors requires the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, the indication of an abstention on a proxy or the failure to vote either by proxy or in person will be treated as neither a vote "for" nor "against" the election of any director. On all other matters, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting shall be required.

     Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. The presence in person or by proxy of a majority of the outstanding shares shall be necessary to constitute a quorum to take action at the meeting.

     Similarly, the Corporation will treat shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given as shares that are present and entitled to vote for purposes of determining a quorum. Moreover, for purposes of determining the election of the Corporation's directors, brokers and nominees may vote shares for which no instructions have been given in their discretion under applicable securities laws.

     Shareholders of record at the close of business on March 16, 2001 are entitled to vote at the meeting on the basis of one vote for each share of common stock held, except that cumulative voting rights may be exercised with respect to the election of directors as described in the following paragraph. On March 16, 2001, there were 6,357,806 shares of common stock outstanding.

     A shareholder wishing to exercise cumulative voting rights in the election of directors may multiply the number of shares which he or she is entitled to vote by the total number of directors to be elected (three) and may distribute the total number of such votes among one or more nominees in such proportion as he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except such nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

     Proxies in the form enclosed, if duly signed, marked and received in time for voting, will be voted in accordance with the directions of the shareholders.

                               SECURITY OWNERSHIP

     The following table sets forth, as of February 1, 2001, all shareholders of the Corporation who were known by the Corporation to own beneficially more than 5% of the outstanding shares, each director of the Corporation, each named executive officer, and all directors and executive officers as a group. As required by SEC regulations, also shown are shares over which the named person could acquire such powers within 60 days by exercising stock options under the Corporation's stock option plans.

                                          Amount and Nature of Beneficial Ownership(1)
Name and Address                      ------------------------------------------------
of Beneficial Owner                   Direct        Indirect         Total (2)     Percent
-------------------                   ------        --------         ---------     -------
Greenway Partners, L.P.              519,446           ---           519,446         8.2
277 Park Avenue, 27th Floor
New York, NY  10172

John C. Dimmer                       322,631           ---            22,631         5.1
7505 112th SW
Tacoma, WA  98498

                                                                                              Acquirable
Name of Director                                                                                Within
or Executive Officer                                                                            60 Days
--------------------                                                                            -------
Fred C. Aldridge, Jr.                 21,866            ---           33,591          *         11,725
Philip J. Baur, Jr.                      ---         49,451(3)        55,201          *          5,750
William A. DeMarco (4)                 2,492             33           23,775          *         21,250
Richard E. Engebrecht                 48,493            ---           93,324         1.4        44,831
John H. Goddard, Jr.                  11,405          1,209           55,600          *         42,986
Gary MacLeod                           8,113          2,586(5)        16,449          *          5,750
James F. Mullan (4)                   20,844          1,417          116,011         1.7        93,750
Klaus D. Oebel                           ---            ---            2,750          *          2,750
Edward W. Padley                         ---             17           15,687          *         15,670
Edward N. Patrone                        ---          1,000(6)         6,750          *          5,750
John M. Pettine                       18,350             31           24,131          *          5,750
D. James Purcell                       1,261            241           19,252          *         17,750

All directors and executive          132,824         55,985          468,011                   279,202
officers as a group (13 persons)
-------------------------

*    Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $.01 par value common stock, the Corporation's only outstanding class of stock.

(2) Represents the total shares over which the named person has any voting or investment power and includes the shares in the "Acquirable Within 60 Days" column.

(3)  This amount represents:

     a) 8,144 shares in a trust of which Mr. Baur has sole voting and investment power;

     b) 7,196 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power;

     c) 7,191 shares owned by Mr. Baur's spouse;

     d) 21,537 shares held in a trust (for the benefit of Mr. Baur's children) for which Mr. Baur shares voting and investment power; and

     e) 5,383 shares in an IRA at a stock brokerage firm.

     This indirect total for Mr. Baur does not include 121,287 shares in a trust for which Mr. Baur is the sole income beneficiary but has no voting or investment power.

(4) Does not include 71,063 shares owned by the Corporation's 401(k) Savings Plan and held in a trust for the benefit of employees participating in the Plan. Messrs. Mullan and DeMarco are two of the three plan trustees. The employees have the sole power to direct the voting of these shares, therefore the trustees disclaim beneficial ownership of these shares.

(5) Mr. MacLeod shares voting and investment power as co-trustee of trusts that holds these shares. Mr. MacLeod has no beneficial interest in these shares.

(6) Mr. Patrone disclaims beneficial ownership of these 1,000 shares owned by his spouse. These shares have been listed under indirect ownership as required by SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and holders of more than ten percent of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. SEC regulations require the filing parties to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge during the fiscal year ended December 31, 2000, based on a review of the information furnished to the Corporation, all parties subject to Section 16(a) timely complied with the filing requirements except a Form 4 filing by director Philip Baur to report a gift of PrimeSource stock to certain relatives that was filed subsequent to the filing date.

                              ELECTION OF DIRECTORS

     Your Corporation has a classified board of nine directors. Three directors are scheduled to be elected each year for a term of three years. Messrs. MacLeod, Mullan, and Oebel, all of whom are current directors, have been nominated to be reelected this year for a term which expires in 2004. The Board of Directors recommends a vote FOR their reelections, and unless you indicate otherwise, your signed proxy will be voted for the election of these nominees.

     The Board of Directors expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Nominating Committee of the Board of Directors of the Corporation.

Nominees for Reelection - Term To Expire In 2004

     Gary MacLeod, age 67, is Chairman and Treasurer of MagnaDrive Corporation, a company manufacturing and marketing patented torque management devices. Mr. MacLeod was Chairman and/or Chief Executive Officer of Laird Norton Trust Company, a private trust and investment management company, from 1975 to 1993 and from 1995 to 1999, when he became Chairman Emeritus. Mr. MacLeod became a director of PrimeSource Corporation in 1994.

     James F. Mullan, age 61, has been President of the Corporation and has served as a member of its Board of Directors since 1982. Mr. Mullan was also elected Chief Executive Officer of the Corporation in 1991 and Chairman of the Board in 2000.

     Klaus D. Oebel, age 59, is President of Oebel Associates, Inc., a management consulting firm. He was previously President of the Communications Systems Group of Aydin Corporation, systems integrator and manufacturer of electronic data transfer products, from 1996 to November 1997. For the previous 18 years, he was an international management consultant specializing in developing and implementing organizational strategies. Mr. Oebel served as a consultant to the Corporation in the 1984-96 time period.

Continuing Directors - Term Expires In 2002

     Philip J. Baur, Jr., age 70, retired, has served as a director of the Corporation since 1965 and has been Vice Chairman of the Board since 1994. Mr. Baur held senior executive positions with Tasty Baking Company and has also served as a director of Tasty Baking Company since 1954 and served as its Chairman of the Board from 1981 to 1998.

     Edward N. Patrone, age 66, retired, was a senior consultant to Alco Standard Corporation, a national distributor of paper and office products, from 1991 to 1997. From 1988 through 1991, he was President and Chief Executive Officer of Paper Corporation of America. He is also a director of Compucom Corporation and Global Imaging Corp.

     Richard E. Engebrecht, age 74, retired, became a director and Chairman of PrimeSource Corporation in 1994. He served as Chairman until May 2000.

     The normal date for retirement from the Board of Directors is the date of the annual meeting of shareholders which follows the director's 72nd birthday. Last December, the Board extended this retirement date for Mr. Engebrecht through May 31, 2001 and he will retire from the Board on that date.

Continuing Directors - Term Expires In 2003

     Fred C. Aldridge, Jr., age 67, has served as a director of the Corporation since 1993. He is a practicing attorney in Philadelphia, Pennsylvania. Mr. Aldridge is also President and a director of a private charitable foundation, Vice President, Special Counsel of the Delaware Investments Family of Funds, and a director of Tasty Baking Company.

     John H. Goddard, Jr., age 54, is Executive Vice President of the Corporation and President/CEO of Canopy, LLC, a joint venture owned 74% by the Corporation. Mr. Goddard was elected to the Board of Directors in 1994.

     John M. Pettine, age 58, has served as a director of the Corporation since 1981. Mr. Pettine is Executive Vice President and Chief Financial Officer of Tasty Baking Company and has been its Chief Financial Officer or Vice President of Finance since 1983. He is also a director of Tasty Baking Company.

Directors' Compensation

     Each director receives for services an annual retainer of $10,000. In addition, the directors receive fees of $800 for attending Board of Directors' meetings ($1,600 per meeting if an additional day of travel is required), fees of $500 for attending Board Committee meetings, and, when applicable, reimbursement of travel expenses in connection with meetings. The Chairman of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $1,000. Directors Goddard and Mullan receive no annual Board or Committee retainers and also receive no meeting fees.

     The Board of Directors, following the recommendation of its Compensation Committee, established a $22,000 annual retainer for Mr. Engebrecht effective January 1, 1998 for his services to the Corporation as Chairman of the Board. This retainer was in lieu of the normal director's $10,000 annual retainer and in addition to normal meeting fees and Board Committee retainers that a non-employee director would normally receive. This special arrangement ended in May 2000 when Mr. Mullan became Chairman of the Board.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation's Board of Directors has standing Executive, Nominating, Audit/Pension, and Compensation Committees. The members of each committee and the functions performed thereby are outlined below:

Executive Committee
     Mr. Richard E. Engebrecht, Chairman
     Mr. Fred C. Aldridge
     Mr. Gary MacLeod
     Mr. James F. Mullan

     Two meetings were held during 2000.

Functions:  Authority to exercise all the powers of the Board of Directors between meetings of the Board, except to the extent limited by law and certain other exceptions specified in the enabling resolution.

Nominating Committee
     Mr. Philip J. Baur, Chairman
     Mr. Richard E. Engebrecht

     Mr. John H. Goddard
     Mr. James F. Mullan

     One meeting was held during 2000.

Functions:

     1. Make recommendations to the Board as to selection of the Chairman and Vice Chairman of the Board, the Chief Executive Officer and the President.

     2. Receive, review, and maintain files of individuals qualified to be recommended as nominees for election as directors and present recommendations to the Board of Directors as replacement directors are required.

     3. Review, at least annually, the capability of each incumbent director as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications.

     4. Present annually to the Board of Directors, a list of those individuals recommended for nomination for election to the Board of Directors.

     5. Present recommendations to the Board of Directors as new committees may be created or as replacement committee members may be required.

     The Nominating Committee will consider shareholders' recommendations of nominees for election to the Board if the recommendations are accompanied by comprehensive written information relating to the recommended individual's business experience and background and by a consent signed by the individual stating that he or she desires to be a nominee and to serve on the Board of Directors. Recommendations should be sent to the Corporate Secretary of the Corporation by December 31, 2001 to be considered in connection with the 2002 annual meeting of shareholders.

Audit / Pension Committee

     Mr. Gary MacLeod, Chairman
     Mr. Fred C. Aldridge
     Mr. Klaus D. Oebel

     Two meetings were held during 2000. Several telephone conferences were also held, primarily in connection with the release of quarterly financial results. The members of the Committee are independent, as that term is defined by NASD listing standards. A copy of the entire Charter of the Audit/Pension Committee follows this proxy statement as Appendix A.

Functions:

     1. Make recommendations to the Board on the selection and termination of independent auditors.

     2. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

     3. Review with the independent auditors and management the adequacy of the Corporation's internal auditing, accounting, and financial controls.

     4. Review the quarterly and annual financial statements with the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the Shareholders. Management has the primary responsibility for the Corporation's financial statements and the overall reporting process and internal controls. Any significant changes in accounting principles are to be reviewed by the Committee.

     5. Periodically review with the independent auditors and the Corporation's financial and legal personnel any significant litigation and the performance of the risk management function of the Corporation.

     6. Review and make recommendations to the Board of Directors with respect to the performance of third parties responsible for the administration and investment of retirement plan funds. The Committee is responsible for approving the hiring and termination of investment advisors and portfolio managers.

     7. Review proposed amendments to all retirement plans.

Audit/Pension Committee Report

     The Audit/Pension Committee met with the Corporation's independent auditors, in person or by conference telephone call, on several occasions during 2000 and early 2001. In accordance with SEC rules, the Audit/Pension Committee has (1) reviewed and discussed the audited financial statements and internal controls with management, (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and
(3) received from the auditors disclosures regarding the auditors' independence and discussed the auditors' independence with them. Based on these meetings and review, and in reliance upon the representations made to the Committee, the Committee has recommended to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Form 10-K filing with the SEC for the year ended December 31, 2000.

     Gary MacLeod, Chairman
     Fred C. Aldridge
     Klaus D. Oebel                                   March 13, 2001

Compensation Committee

     Mr. John M. Pettine, Chairman
     Mr. Philip J. Baur
     Mr. Edward N. Patrone

     Two meetings were held during 2000.

Functions:

     1. Formulate and adopt the Corporation's policy on executive compensation including the operation and administration of all compensation practices affecting senior management.

     2. Recommend compensation for executive officers of the Corporation.

     3. Review or make proposals concerning stock purchase, savings plans and similar employee benefits. Review all other employee benefits as they affect senior management and make recommendations to the Board of Directors.

     4. Review management's recommendations with respect to the participants, targets and potential bonus payouts specified in any management bonus plans applicable to senior management. Review and recommend Board approval of any bonus plans or bonus targets for elected officers of the Corporation.

     5. Make grants or awards under all stock-based incentive plans of the Corporation and otherwise exercise all discretionary action with respect to those plans.

     6. Recommend benefit levels in the Corporation's retirement program.

     7. The Chairman of the Committee is authorized to recommend, for adoption and execution by the President, any amendment to any retirement plan or employee welfare benefit plan which is necessary to maintain the qualification and tax-exempt status of such plan under the Internal Revenue Code and does not materially affect benefit levels.

     8. Recommend directors' fees and retainers.

     The entire Board of Directors of the Corporation met four times during 2000. Attendance at the Board of Directors and Board Committee meetings was 100% for all incumbent directors as a group during 2000. Each incumbent director attended all of the aggregate number of Board meetings and meetings of the committees on which he served.

                         EXECUTIVE OFFICER COMPENSATION

     The following table sets forth the compensation paid by the Corporation to its Chief Executive Officer and the four other highest paid executive officers of the Corporation for services rendered during the last three calendar years.


                         SUMMARY COMPENSATION TABLE (1)

                                              Annual Compensation               Long-Term Compensation
                                              -------------------                      Awards
                                                               Other            -----------------------
Name and Principal                                            Annual    Restricted                         All Other
Positions at                          Stock                   Compen-     Stock           Stock            Compen-
December 31, 2000          Year      Salary        Bonus      sation      Awards         Options           sation(2)
-----------------          ----      ------        -----      -------     ------      ------------       -----------
                                        ($)          ($)        ($)         ($)           (#)                 ($)
James F. Mullan            2000     290,000       175,000      ---         ---            ---                450
Chairman, President,       1999     275,000       190,000      ---         ---           15,000              450
& CEO                      1998     275,000       170,000      ---         ---           15,000              450

John H. Goddard, Jr.       2000     221,500(3)     65,000(3)   ---         ---            ---                450
President & CEO,           1999     210,000        90,000      ---         ---            7,000              450
Canopy, LLC(3)             1998     210,000        75,000      ---         ---            7,500              450

Edward W. Padley           2000     142,500        85,000      ---         ---            ---                450
Vice President & GM,       1999     135,000        75,000      ---         ---            5,000              450
Central Region             1998     135,000        70,000      ---         ---            7,500              450

William A. DeMarco         2000     142,500        65,000      ---         ---            ---                450
Vice President & CFO       1999     135,000        70,000      ---         ---            5,000              450
                           1998     135,000        65,000      ---         ---            7,500              450

D. James Purcell,          2000     142,500        60,000      ---         ---             ---               450
Vice President & GM,       1999     135,000        45,000      ---         ---            5,000              450
Eastern Region             1998     135,000        60,000      ---         ---            7,500              450

----------------------------------------

(1) This table does not include a column for Long-Term Incentive Plan Payouts. There is no amount to report in the column for Long-Term Incentive Plan Payouts, and the amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed 10% of salary and bonus for any named executive officer.

(2) Consists of matching contributions by the Corporation under its 401(k) retirement plan.

(3) Mr. Goddard remains Executive Vice President of the Corporation, an uncompensated position. Since July 1, 2000, Canopy, LLC, 76% owned by the Corporation, has paid Mr. Goddard's full salary. $35,000 of the $65,000 bonus was paid by the Corporation in connection with services through June 30, 2000 and the balance of this bonus was paid by Canopy.

Compensation Committee Report on Executive Compensation

     The Corporation's compensation programs for executive officers are administered by the Compensation Committee of the Board. The Committee is composed of three directors, none of whom is an executive officer of the Corporation. All issues pertaining to compensation of executive officers of the Corporation are submitted to the full Board of Directors for final approval, although the Committee has authority to grant stock options and award restricted stock under the Corporation's stock plan.

     The Compensation Committee of the Board of Directors of the Corporation adopted the following policy on executive compensation on March 13, 2001.

                          Executive Compensation Policy

     Compensation Policies Applicable to Executive Officers. The purpose of PrimeSource's executive compensation program is to attract, retain and motivate qualified executives to manage the business of PrimeSource to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus and awards of restricted stock or stock options under PrimeSource's 1993 Long-Term Incentive Plan. PrimeSource's Compensation Committee (the "Committee") annually considers and makes recommendations to the full Board of Directors as to executive compensation, including changes in base salary and bonuses.

     Consistent with the above-noted purposes of the executive compensation program, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of PrimeSource, to consider the overall performance of PrimeSource, the performance of the operating unit or area for which the executive has responsibility, and the individual contribution and performance of the executive. The performance of PrimeSource and the operating unit or area for which the executive has responsibility are significant factors in determining aggregate compensation. PrimeSource's compensation program focuses on PrimeSource's strategic direction, corporate performance measures, and specific corporate goals. The corporate performance measures the Committee considers include sales, gross profits, earnings, and comparisons of sales, gross profits and earnings with prior years and with budgets.

     A substantial portion of the annual compensation of the executives is directly related to corporate performance. Bonuses are calculated and awarded based upon both objective formulas and subjective business judgment. Different formulas are applied to the executives depending on their areas of responsibility. In the Committee's opinion, the performance by management in 2000 was strong, given the competitive circumstances, and particularly noteworthy was the continued improvement of the balance sheet and the formation of Canopy, the joint venture with Xeikon. Bonuses for 2000 represented approximately 32% to 60% of the total annual compensation for the Chief Executive Officer and each of the four senior executives who report to him. 2000 bonuses for the four senior executives and the Chief Executive Officer were determined, in part, by formulas established at the beginning of 2000, and 2001 target bonuses have also been based on formulas established early in 2001.

     In determining an executive's annual salary, the Committee considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living, and (with respect to officers other than the Chief Executive Officer) relies heavily upon the recommendation of the Chief Executive Officer. The Committee then exercises business judgment based on all these criteria and the purposes of the executive compensation program. The Committee retains the power to waive performance criteria under any compensation program.

     It is the Committee's belief that the Corporation's long-term incentive programs should strongly align executive incentives with the interests of shareholders. The Committee and Board believe the executives of the Corporation have done an exceptional job of responding to the challenges presented by a dynamic industry environment and in making strategic acquisitions. In 2000, the Committee hired a nationally recognized compensation consulting firm to review the cash compensation of the Chief Executive Officer and the four senior executives who report to him. The findings in this report were considered in December 2000 when the Committee established salary levels for 2001 for the senior executive group. No stock options were awarded in 2000 to any executive pending a review by the outside consulting firm of the portion of the Corporation's bonus program for senior executives that pertains to equity, with emphasis on what useful role restricted stock awards might serve. Based upon the preliminary recommendations from that consulting firm, the Committee anticipates implementing a performance-based incentive plan that would give the senior executive group the opportunity to earn restricted stock of the Corporation over a period of years.

     The Corporation's existing stock option are not directly tied to performance factors.

     The Committee has reviewed the employment agreements with the senior executives and has determined that they have not had an effect on their compensation levels.

     Compensation of the Chief Executive Officer. Mr. Mullan joined PrimeSource in 1970, became President in 1982, Chief Executive Officer in 1991, and Chairman of the Board in 2000. He currently holds all three of these positions and receives no additional remuneration for serving as a member of or Chairman of the Board of Directors. For 2000, Mr. Mullan received a base salary of $290,000. This base salary was increased to $315,000 for 2001. In addition, pursuant to the bonus program applicable to him, he was awarded a bonus of $175,000 for 2000, a decrease from his 1999 bonus of $190,000. Mr. Mullan's 2000 bonus represents 2% of PrimeSource's 2000 consolidated pre-tax income. The Committee also recommended that Mr. Mullan be given the opportunity to earn a target bonus for 2001 equal to 80% of his base salary if the Corporation achieves a targeted earnings per share set by the Board of Directors and if Mr. Mullan meets specified objectives that have been determined by the Board to be of strategic importance to the Corporation.


March 13, 2001
                                                      The Compensation Committee

                                                      John M. Pettine, Chairman
                                                      Philip J. Baur
                                                      Edward N. Patrone


Executive Bonus Plans

     Executive bonus plans are administered by the Compensation Committee of the Board. As noted above in the Compensation Committee Report, these plans are specifically tailored for each senior executive and may or may not involve a pre-set formula and may or may not have a maximum amount for the bonus the executive can be awarded. The Committee may authorize annual cash or deferred awards to any full-time salaried management employee of the Corporation but typically permits the President of the Corporation the discretion to make awards, if any, to key managers.

Stock Option Plans

     The Corporation has a 1993 Long-Term Incentive Plan under which stock options are granted from time to time to key employees and officers. As of March 1, 2001, approximately 201,000 shares were available for future grants to officers and key employees under this 1993 Plan. The Corporation has never granted stock appreciation rights of any kind.

     No stock options were granted or exercised in 2000.

Retirement Plans

     The Corporation has an IRS qualified defined benefit retirement plan ("Pension Plan") which nearly all employees of the Corporation are eligible to participate in. Amounts expensed for the Pension Plan or contributed to the Pension Plan are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the Pension Plan includes salaries and bonuses paid to the named executives listed in the Summary Compensation Table. Compensation of all non-executive officer employees covered by the Pension Plan includes salaries, commissions and bonuses. Benefits under the plan are computed by multiplying a percentage (based on number of years of service) times the highest average remuneration paid over a consecutive 60-month period within the last 120 months of employment with the Corporation. Benefits under the Pension Plan are subject to reduction for Social Security and are presently restricted under the Internal Revenue Code to a maximum of $140,000 per year. The Internal Revenue Code also limits the level of compensation which may be used to determine benefits under these qualified plans to $170,000 per year. Messrs. Mullan, Goddard, Padley, DeMarco and Purcell have 31, 13, 8, 20 and 6 years, respectively, of credited service under this Pension Plan. Additional benefits may be payable to these five officers under the Supplemental Executive Retirement Plan ("SERP") described below.

     The following table, applicable only to executive officers Mullan, Goddard, Padley, DeMarco and Purcell, shows the approximate annual retirement benefits which will be payable in total under the Pension Plan, Social Security, and the SERP at the normal retirement age of 65 (assuming continuation of the plans) for 25 years of service and varying levels of average remuneration. The SERP was previously adopted by the Board in 1989, and was amended as of March 1, 2000 to add a 25-year formula for full benefits. Messrs. Goddard, Padley and Purcell were not participants in the SERP prior to March 1, 2000.

  Final Average                       25 or More
  Remuneration                     Years of Service
  ------------                     ----------------
    $150,000                            $67,500
     200,000                             90,000
     250,000                            112,500
     300,000                            135,000
     350,000                            157,500
     400,000                            180,000
     450,000                            202,500
     500,000                            225,000

     The SERP is designed and intended to encourage designated key executives to continue in the service of the Corporation by providing them upon their retirement with a supplemental retirement benefit equal to the difference between (i) 45% of the average of the 60 highest consecutive calendar months compensation paid by the Corporation during the 120 calendar months immediately preceding the executive's separation from service, and (ii) the sum of the executive's primary Social Security benefits and the payments which the executive would be eligible to receive from the Pension Plan on a single life annuity basis, and this difference is then multiplied by a fraction, the numerator of which is the number of years of credited service under the SERP and the denominator is 25. Mr. Goddard has 13 years of credited service under this SERP, and Messrs. Padley and Purcell each have 7 years. Upon completion of 5 years of credited service, the participant is vested in a benefit based on the formula above, but does not receive the full benefit under the formula until he has 25 years of credited service. Only Messrs. Mullan and DeMarco are currently entitled to receive the full benefit under the SERP. A surviving spouse is also entitled to certain benefits under the SERP. Messrs. Mullan, Goddard, Padley, DeMarco and Purcell are the only current employees who have been designated to participate in the SERP.

     The Corporation has entered into a Trust Agreement with a major bank for the benefit of the participants in the SERP. Under this Trust Agreement, the Corporation is obligated to deposit sufficient funds with the trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change or potential change in control of the Corporation. To date no funding has occurred or is required.

     The Corporation has a 401(k) Savings Plan that covers all of its employees. Under this plan the Corporation matches employee contributions up to $450 per year.

     Under the terms of a 1990 agreement with VWR Scientific Products Corp., VWR has agreed to pay two-thirds of all amounts payable to former PrimeSource Chairman and current director Richard Engebrecht under the Momentum Supplemental Benefits Plan, a supplemental benefits plan for certain designated Momentum executive officers to whom the Internal Revenue Code Sections 415 and 401 limits may apply, and the Corporation as successor to Momentum will pay the remaining one-third. The Corporation has guaranteed payment of the two-thirds payable by VWR and, likewise, VWR has guaranteed payment of the one-third payable by the Corporation. In 1993 Mr. Engebrecht ceased being a regular employee of Momentum Corporation and began drawing retirement pay under both the Pension Plan ($9,044 per month) and the Momentum Supplemental Benefits Plan ($8,489 per month).

                        AGREEMENTS WITH CERTAIN OFFICERS

     Each of the five named executives has an employment agreement with the Corporation. Messrs. Mullan, Goddard and DeMarco entered into their present agreements in December 1996 and Messrs. Padley and Purcell entered into theirs in December 1997. Under these agreements, each officer would continue to receive an amount equal to his annual salary and average prior bonuses for one year (two years for Mr. Mullan) after termination of his employment under the following circumstances: (a) termination by the Corporation except for cause or upon death, retirement, or disability, (b) termination by the executive because his authority or duties are changed so as to be inconsistent with his training and experience, or (c) termination by the executive because of a breach of his employment agreement by the Corporation. These agreements provide one additional year of salary continuation if the executive's employment is ended in a setting involving a "change of control" of the Corporation. The current salaries are as follows: Mullan, $315,000; Goddard, $221,500; Padley, $152,500; DeMarco, $152,500; and Purcell, $150,000. This payment would be in addition to any other damages which the executive may suffer as a result of such termination. Mr. Goddard's salary is currently paid by Canopy, LLC, a company 74% owned by PrimeSource and Mr. Goddard's employment agreement with the Corporation has been modified so the

Corporation only provides him benefits if the change-of-control provisions are triggered or his employment with Canopy is terminated without "cause", as defined in the agreement.

Each of the ongoing employment agreements described above has no fixed term and can be terminated by the Board of Directors upon giving a specified advance notice. Each of the agreements also contains non-competition and confidentiality provisions spanning any period of continuing compensation.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on PrimeSource stock with the NASDAQ Composite Index and the NASDAQ Non-Financial Index for the period from December 31, 1995 through December 31, 2000. The graph assumes $100 invested on December 31, 1995 in PrimeSource stock, the NASDAQ Composite Index and the NASDAQ Non-Financial Stocks Index. Total shareholder return assumes reinvestment of dividends. The stock price performance is not necessarily indicative of future price performance.


                               [PERFORMANCE GRAPH]

                      12/31/95       12/31/96        12/31/97       12/31/98      12/31/99      12/31/00
PrimeSource            $100.00        $138.44         $174.97        $126.68        $99.59        $96.36
NASDAQ Composite       $100.00        $123.04         $150.69        $212.51       $394.92       $237.62
NASDAQ Non-Financial   $100.00        $121.48         $142.56        $208.73       $408.72       $238.48

                        APPROVAL OF INDEPENDENT AUDITORS

     The Audit/Pension Committee of the Board of Directors requests that the shareholders ratify its selection of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent public auditors for the Corporation for the current fiscal year. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, another firm of certified public accountants will be selected as independent public auditors by the Board of Directors.

     Representatives of PricewaterhouseCoopers will be present at the shareholders' meeting with the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     Audit Fees - The aggregate fees charged by PricewaterhouseCoopers LLP for the audit of the Corporation's 2000 annual financial statements and the review of the Corporation's quarterly financial statements included in the Corporation's quarterly reports on Form 10-Q during 2000 were $242,500.

     Financial Information Systems Design and Implementation Fees - PrimeSource incurred no fees with PricewaterhouseCoopers LLP for professional services relating to designing or implementing the Corporation's computer accounting systems or operating or supervising the operation of the Corporation's information systems during 2000.

     All Other Fees - PricewaterhouseCoopers LLP charged an aggregate of $28,200 during 2000 for all other services provided to the Corporation not included in the preceding two paragraphs. These services were primarily required annual audits of various qualified employee benefit plans.

     The Audit Committee has considered whether the provision of services by PricewaterhouseCoopers LLP to the Corporation in addition to the audit of the Corporation's annual financial statements and the review of the Corporation's quarterly financial statements impair the independence of such accounting firm. The Audit/Pension Committee has determined that providing such services is compatible with PricewaterhouseCoopers LLP maintaining its independence.

     The Board of Directors recommends a vote FOR this the ratification of PricewaterhouseCoopers LLP as independent auditors for 2001.

                              SHAREHOLDER PROPOSALS

     In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 2002 annual meeting of the shareholders, said proposals must be received by the Corporate Secretary of the Corporation not later than December 9, 2001.

                                 OTHER BUSINESS

     The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented to the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies unless the proxies are so marked to preclude such discretionary authority.

     The Corporation's Annual Report for the fiscal year ended December 31, 2000 has been mailed to the shareholders.


                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            Barry C. Maulding
April 6, 2001                               Corporate Secretary

                                   Appendix A

                         AUDIT/PENSION COMMITTEE CHARTER

The following revised Charter for the Audit/Pension Committee was adopted effective June 14, 2000, with the intent that it meets the requirements of NASDAQ Marketplace Rule 4460(d) for National Market Issuers.

Purposes

The primary purpose of the Audit/Pension Committee (the "Committee") is to assist the Board of Directors (the "Board") of PrimeSource Corporation (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including oversight of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and any legal compliance or ethics programs established by the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter specifically delegated to it by the Board of Directors and will have full access to all books, records, facilities and personnel of the Company. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the auditor is ultimately accountable to the Board and the Committee. The term "auditor" in this policy means the Company's outside, independent auditor.

The second major responsibility of the Committee is to oversee the Company's pension plans and the performance of the pension funds, as set out below.

Membership

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the independence and financial sophistication requirements of the Audit Committee Policy of NASDAQ. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating Committee.

All of the members will be directors:

1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key Audit Responsibilities

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that Company financial managers, as well as the auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the auditor's work. Nor is it the Committee's responsibility to resolve disagreements, if any, between management and the auditors.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. It is contemplated that some meetings between the auditors and the Committee will be private meetings.

o The Committee shall review with management and the auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61. This review shall include a discussion of major issues regarding accounting and auditing principles and practices which substantially affect the Company.

o As a whole, or through the Committee Chairman, the Committee shall review with management and the auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No.
     61. This review will occur prior to the Company's filing of the Form 10-Q and the release of the quarterly earnings.

o The Committee shall discuss with management and the auditors the adequacy and effectiveness of the Company's internal controls.

o    The Committee shall:

     o request from the auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

     o discuss with the auditors any such disclosed relationships and their impact on the auditor's independence; and

     o recommend that the Board take any appropriate action to assure the independence of the auditor.

o The Committee shall periodically review with the auditors and the Corporation's financial and accounting personnel any significant litigation and the performance of the risk management function of the Corporation.

o The Committee shall recommend to the Board the selection, retention or termination of the auditors. The Committee and the Board shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the auditor.

o The Committee shall review the planning, staffing, scope and cost of each proposed annual audit, with particular emphasis upon adequacy of the proposed program.

o At the conclusion of each annual audit, the Committee shall review such audit, including any comments or recommendations of the auditors and any difficulties the auditors may have encountered, and summarize its findings to the Board.

o The Committee shall meet periodically with management to review the Company's significant litigation and major financial risk exposures and the steps management has taken to monitor and control such exposures.

Key Pension Plan Responsibilities

     1. The Committee shall periodically review the performance by any third parties responsible for the administration of, management of, or investment of funds contained in any employee benefit retirement plan for the benefit of any group of employees of the Company and shall review the recommendations of management with respect to such third parties. The Committee shall be responsible for approving the hiring and termination of investment advisors and portfolio managers for such benefit plans as recommended by management.

     2. The Committee shall review and make recommendations to the Board in respect to any amendments proposed by management for employee benefit retirement plans, recognizing the role of the Compensation Committee as to any amendments involving matters within its area of responsibility. In addition, the Chairman of this Committee is authorized to recommend, for adoption and execution by the President, any amendment to any retirement plan which is necessary to maintain the qualification and exempt status of the plan under the Internal Revenue Code and does not involve a material change in benefits.

Procedures & Other Matters

     1. A quorum of the said Committee shall be necessary for the transaction of business, and a quorum shall be defined as any two members of the Committee.

     2. The Committee may act upon any matter without a meeting by securing the unanimous written approval of all members of the Committee to such action. Any action taken by the Committee in such a manner shall be duly recorded in the minutes of the Committee and any such action so taken shall have the same legal effect as if taken at a meeting of the Committee.

     3. At each meeting of the Board, the action taken by the Committee since the last Board meeting shall be reviewed.

     4. Upon three business days' notice, special meetings of the Committee shall be called at any time by the Chairman of the Committee or upon the written request of (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the Chief Financial Officer, or (d) the auditors. Notice of such special meetings shall be accompanied by an outline of the subjects to be discussed.

     5. Meetings of the Committee may be held in person or by telephone conference.

     6. In the discharge of any of its duties hereunder, the Committee is authorized to engage the services of independent advisors, experts or legal counsel as it deems necessary.

     7. The Committee shall have the responsibility for annually reviewing the expense reports of the Chief Executive Officer and the Executive Vice President of the Corporation.

     8. The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     9. The Committee shall direct management to publish its report in the proxy statement on an annual basis and include this Charter in the proxy statement once every three years, and to otherwise comply with the Nasdaq Marketplace Rules pertaining to audit committees including making the annual certification of compliance.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

          PROXY              PRIMESOURCE CORPORATION                   PROXY


          This Proxy is Solicited on Behalf of the Board of Directors
                           for the 2001 Annual Meeting


The undersigned hereby appoints James F. Mullan and Richard E. Engebrecht, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of the Corporation to be held at the Pennsauken country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on May 8, 2001 at 9:30 a.m. and any adjournments thereof.

                           (continued on other side)

                                   APPENDIX I

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                            PRIMESOURCE CORPORATION

                                  May 8, 2001


                Please Detach and Mail in the Envelope Provided


A [X] Please mark your
      votes as in this
      example.


                            FOR all nominees listed               WITHHOLD AUTHORITY
                          at right (except as marked          to vote for all nominees
                            to the contrary below)*                listed at right

1. ELECTION                          [ ]                               [ ]
   OF
   DIRECTORS.

*instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

---------------------------------------------------------------

Your Board of Directors recommends you vote FOR the election of directors and FOR the proposal to ratify the appointment of PricewaterhouseCoopers L.L.P.

Nominees:
        Gary MacLeod
        James F. Mullan
        Klaus D. Oebel


2. PROPOSAL TO RATIFY THE APPOINTMENT      FOR         AGAINST         ABSTAIN
   OF PRICEWATERHOUSECOOPERS L.L.P. as     [  ]          [  ]            [  ]
   independent public auditors for the
   year ending December 31, 2001.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IMPORTANT, PLEASE SIGN AND RETURN promptly.


               DATE        ,2001                      DATE                ,2001
---------------     ------      ---------------------     ---------------
    (Signature)                     (Signature if jointly)

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or the authorized officer. If a partnership, please sign in partnership name by authorized person.